Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports Third-Quarter 2019 Earnings

•	Announces strong third-quarter reported earnings of $0.65 per share and earnings from ongoing operations of $0.61 per share.

•	Narrows 2019 earnings from ongoing operations forecast range to $2.35 to $2.45 per share from $2.30 to $2.50 per share.

ALLENTOWN, Pa. (Nov. 5, 2019) - PPL Corporation (NYSE: PPL) on Tuesday (11/5) announced third-quarter 2019 reported earnings (GAAP) of $475 million, or $0.65 per share, an increase from third-quarter 2018 reported earnings of $445 million, or $0.62 per share.
Reported earnings for the first nine months of 2019 were $1.38 billion, or $1.89 per share, a decrease from $1.41 billion, or $2.01 per share, for the first nine months of 2018.
Adjusting for special items, third-quarter 2019 earnings from ongoing operations (non-GAAP) were $445 million, or $0.61 per share, compared to $422 million, or $0.59 per share, a year ago, a per-share increase of about 3%.
Earnings from ongoing operations for the first nine months of 2019 were $1.38 billion, or $1.88 per share, roughly even compared to $1.32 billion, or $1.88 per share for the first nine months of 2018.
"PPL achieved solid third-quarter financial results and continues to deliver strong operational performance across its regulated utilities," said William H. Spence, PPL's chairman and chief executive officer. "Based on our strong financial performance year-to-date, we have narrowed our 2019 earnings guidance to $2.35 to $2.45 per share, with the midpoint remaining at $2.40 per share."
PPL's prior forecast range for earnings from ongoing operations was $2.30 to $2.50 per share.
"Across our business, we continue to modernize and reshape the grid, investing in infrastructure improvements that will strengthen grid resilience, enable the transition to a cleaner energy future and improve service to our customers," said Spence.
"In the third quarter, we neared completion of a multi-year, approximately $470 million advanced meter replacement project on time and on budget in Pennsylvania. In Kentucky, we deployed additional advanced distribution system control technology and completed construction of a new community solar project. And in the U.K., Western Power Distribution continued to firmly position itself for an expanded role as a distribution system operator."
Looking ahead, the company reaffirmed its expectation of 5% to 6% compound annual earnings growth per share through 2020 based on its original 2018 earnings forecast midpoint of $2.30 per share. In addition, PPL maintained its 2021 earnings forecast range of $2.50 to $2.80 per share. The company indicated that it will continue to monitor macroeconomic factors, including Brexit developments and fluctuations in the currency exchange rates, as it evaluates potential impacts to its earnings projections.

Third-Quarter and Year-to-Date Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	3rd Quarter			Year to Date
	2019	2018	Change	2019	2018	Change
Reported earnings	$475	$445	7%	$1,382	$1,412	(2)%
Reported earnings per share	$0.65	$0.62	5%	$1.89	$2.01	(6)%

	3rd Quarter			Year to Date
	2019	2018	Change	2019	2018	Change
Earnings from ongoing operations	$445	$422	5%	$1,375	$1,323	4%
Earnings from ongoing operations per share	$0.61	$0.59	3%	$1.88	$1.88	0%

Third-Quarter and Year-To-Date Earnings by Segment

	3rd Quarter		Year to Date
Per share	2019	2018	2019	2018
Reported earnings
U.K. Regulated	$0.32	$0.34	$1.07	$1.19
Kentucky Regulated	0.20	0.17	0.50	0.47
Pennsylvania Regulated	0.16	0.15	0.46	0.47
Corporate and Other	(0.03)	(0.04)	(0.14)	(0.12)
Total	$0.65	$0.62	$1.89	$2.01

	3rd Quarter		Year to Date
	2019	2018	2019	2018
Special items (expense) benefit
U.K. Regulated	$0.04	$0.04	$0.02	$0.15
Kentucky Regulated	—	—	—	(0.01)
Pennsylvania Regulated	—	(0.01)	—	(0.01)
Corporate and Other	—	—	(0.01)	—
Total	$0.04	$0.03	$0.01	$0.13

	3rd Quarter		Year to Date
	2019	2018	2019	2018
Earnings from ongoing operations
U.K. Regulated	$0.28	$0.30	$1.05	$1.04
Kentucky Regulated	0.20	0.17	0.50	0.48
Pennsylvania Regulated	0.16	0.16	0.46	0.48
Corporate and Other	(0.03)	(0.04)	(0.13)	(0.12)
Total	$0.61	$0.59	$1.88	$1.88

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings for the third quarter of 2019 included net special-item after-tax benefits of $30 million, or $0.04 per share, primarily from foreign currency economic hedges. Reported earnings for the third quarter of 2018 included net special-item after-tax benefits of $23 million, or $0.03 per share, primarily from foreign currency economic hedges.
PPL's reported earnings for the first nine months of 2019 included net special-item after-tax benefits of $7 million, or $0.01 per share, primarily from foreign currency economic hedges. Reported earnings for the first nine months of 2018 included net special-item after-tax benefits of $89 million, or $0.13 per share, primarily from foreign currency economic hedges.

U.K. Regulated Segment
PPL's U.K. Regulated segment consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings and earnings from ongoing operations in the third quarter of 2019 decreased by $0.02 per share compared with a year ago. Factors impacting third-quarter U.K. Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower foreign currency exchange rates and lower sales volumes, partially offset by higher prices and higher pension income.
Reported earnings in the first nine months of 2019 decreased by $0.12 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2019 increased by $0.01 per share. Factors impacting nine-month U.K. Regulated segment earnings results included $0.04 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices and higher pension income, partially offset by lower sales volumes.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the third quarter of 2019 increased by $0.03 per share compared with a year ago. Factors impacting third-quarter Kentucky Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, third-quarter Kentucky Regulated segment earnings results included higher retail rates effective May 1, 2019, partially offset by higher depreciation expense.
Reported earnings in the first nine months of 2019 increased $0.03 per share compared to a year ago. Earnings from ongoing operations in the first nine months of 2019 increased by $0.02 per share. Factors impacting nine-month Kentucky Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher retail rates effective May 1, 2019, and lower income taxes, partially offset by lower sales volumes primarily due to weather, higher depreciation expense and higher interest expense.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the third quarter of 2019 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2019 were even with the third quarter of 2018. Factors driving third-quarter earnings results included returns on additional capital investments in transmission, primarily offset by higher operation and maintenance expense.
Reported earnings in the first nine months of 2019 decreased by $0.01 per share compared to a year ago. Earnings from ongoing operations in the first nine months of 2019 decreased by $0.02 per share compared to 2018. Factors impacting nine-month Pennsylvania Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included year-over-year differences in the impact of reduced income taxes in rates due to U.S. tax reform, higher depreciation expense and higher interest expense, offset by returns on additional capital investments in transmission.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings and earnings from ongoing operations in the third quarter of 2019 increased by $0.01 per share compared with a year ago.
Reported earnings in the first nine months of 2019 decreased $0.02 per share, primarily due to higher operation and maintenance costs. Earnings from ongoing operations in the first nine months of 2019 decreased $0.01 per share compared to a year ago.

2019 Earnings Forecast

PPL narrowed its 2019 earnings from ongoing operations forecast to $2.35 to $2.45 per share from $2.30 to $2.50 per share, with the midpoint remaining at $2.40 per share. A breakdown by segment is provided in the table below.

	2019 forecast midpoint	2018 actual
Per share
U.K. Regulated	$1.39	$1.36
Kentucky Regulated	0.58	0.59
Pennsylvania Regulated	0.60	0.62
Corporate and Other	(0.17)	(0.17)
Total	$2.40	$2.40

Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
Reflecting special items recorded through the third quarter, estimated 2019 reported earnings per share would be $2.36 to $2.46 per share. See the table at the end of this news release for a complete reconciliation of PPL's earnings forecast.
PPL projects comparable earnings per share in 2019 compared to last year due primarily to $0.10 of share dilution and an assumed return to normal weather. Absent these factors, PPL believes earnings per share would be higher in 2019. The dilution in 2019 is primarily due to the projected settlement of the remaining 43.25 million shares of common stock under two forward sale agreements completed in May 2018 to address the impacts of U.S. tax reform.

Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and U.K. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2019 financial results at 11 a.m. Eastern time on Tuesday, Nov. 5. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call

1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 1634454. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items may include items such as:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$670	$621
Accounts receivable	737	770
Unbilled revenues	430	496
Fuel, materials and supplies	295	303
Current price risk management assets	209	109
Other current assets	193	133
Property, Plant and Equipment
Regulated utility plant	40,734	39,734
Less: Accumulated depreciation - regulated utility plant	7,732	7,310
Regulated utility plant, net	33,002	32,424
Non-regulated property, plant and equipment	331	355
Less: Accumulated depreciation - non-regulated property, plant and equipment	105	101
Non-regulated property, plant and equipment, net	226	254
Construction work in progress	1,880	1,780
Property, Plant and Equipment, net	35,108	34,458
Noncurrent regulatory assets	1,658	1,673
Goodwill and other intangibles	3,759	3,878
Pension benefit asset	955	535
Noncurrent price risk management assets	210	228
Other noncurrent assets	335	192
Total Assets	$44,559	$43,396

Liabilities and Equity
Short-term debt	$1,387	$1,430
Long-term debt due within one year	—	530
Accounts payable	846	989
Other current liabilities	1,607	1,614
Long-term debt	21,547	20,069
Deferred income taxes and investment tax credits	3,200	2,922
Accrued pension obligations	719	771
Asset retirement obligations	193	264
Noncurrent regulatory liabilities	2,675	2,714
Other noncurrent liabilities	483	436
Common stock and additional paid-in capital	11,094	11,028
Earnings reinvested	5,080	4,593
Accumulated other comprehensive loss	(4,272)	(3,964)
Total Liabilities and Equity	$44,559	$43,396

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Revenues	$1,933	$1,872	$5,815	$5,846

Operating Expenses
Operation
Fuel	194	206	556	609
Energy purchases	150	149	538	538
Other operation and maintenance	480	479	1,452	1,453
Depreciation	306	275	890	817
Taxes, other than income	77	77	232	234
Total Operating Expenses	1,207	1,186	3,668	3,651

Operating Income	726	686	2,147	2,195

Other Income (Expense) - net	126	106	309	297

Interest Expense	259	244	746	718

Income Before Income Taxes	593	548	1,710	1,774

Income Taxes	118	103	328	362

Net Income	$475	$445	$1,382	$1,412

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.66	$0.63	$1.91	$2.02
Diluted	$0.65	$0.62	$1.89	$2.01

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	722,259	703,730	721,693	699,117
Diluted	731,151	710,517	730,677	702,305

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities
Net income	$1,382	$1,412
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	890	817
Amortization	60	56
Defined benefit plans - income	(198)	(146)
Deferred income taxes and investment tax credits	257	255
Unrealized gains on derivatives, and other hedging activities	(18)	(129)
Other	9	9
Change in current assets and current liabilities
Accounts receivable	57	38
Accounts payable	(116)	(55)
Prepayments	(53)	(38)
Accrued interest	74	48
Unbilled revenues	58	129
Regulatory assets and liabilities, net	(62)	39
Other	(91)	(12)
Other operating activities
Defined benefit plans - funding	(281)	(284)
Proceeds from transfer of excess benefit plan funds	—	65
Other	(80)	6
Net cash provided by operating activities	1,888	2,210
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,197)	(2,344)
Purchase of investments	(55)	(65)
Proceeds from the sale of investments	63	3
Other investing activities	(5)	(60)
Net cash used in investing activities	(2,194)	(2,466)
Cash Flows from Financing Activities
Issuance of long-term debt	1,465	602
Retirement of long-term debt	(200)	(277)
Issuance of common stock	49	678
Payment of common stock dividends	(893)	(846)
Net increase (decrease) in short-term debt	(34)	481
Other financing activities	(24)	(20)
Net cash provided by financing activities	363	618
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(10)	(9)
Net Increase in Cash, Cash Equivalents and Restricted Cash	47	353
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	643	511
Cash, Cash Equivalents and Restricted Cash at End of Period	$690	$864

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$363	$311
Accrued expenditures for intangible assets at September 30,	$67	$70

Key Indicators (Unaudited)

	Twelve Months Ended
	September 30
Financial	2019	2018

Dividends declared per share of common stock	$1.6475	$1.625
Book value per share (1)(2)	$16.48	$16.37
Market price per share (1)	$31.49	$29.26
Dividend yield	5.2%	5.6%
Dividend payout ratio (3)	67.0%	76.4%
Dividend payout ratio - earnings from ongoing operations (3)(4)	68.6%	66.7%
Return on common equity	15.1%	13.3%
Return on common equity - earnings from ongoing operations (4)	14.7%	15.2%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.22	$1.28
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.33	$1.31

(1)	End of period.

(2)	Based on 722,307 and 719,702 shares of common stock outstanding (in thousands) at September 30, 2019 and September 30, 2018.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of August 31, 2019, and November 30, 2018, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2019	2018	Change	2019	2018	Change

PA Regulated Segment
Retail Delivered	9,534	9,600	(0.7)%	27,930	28,188	(0.9)%

KY Regulated Segment
Retail Delivered	8,587	8,408	2.1%	23,186	23,788	(2.5)%
Wholesale (1)	198	619	(68.0)%	983	1,883	(47.8)%
Total	8,785	9,027	(2.7)%	24,169	25,671	(5.9)%

Total U.S.	18,319	18,627	(1.7)%	52,099	53,859	(3.3)%

U.K. Regulated Segment
Delivered	16,142	16,498	(2.2)%	53,965	55,616	(3.0)%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$236	$150	$118	$(29)	$475
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($8)	31	—	—	—	31
Talen litigation costs, net of tax of $0	—	—	—	(1)	(1)
Total Special Items	31	—	—	(1)	30
Earnings from Ongoing Operations	$205	$150	$118	$(28)	$445

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.32	$0.20	$0.16	$(0.03)	$0.65
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04	—	—	—	0.04
Total Special Items	0.04	—	—	—	0.04
Earnings from Ongoing Operations	$0.28	$0.20	$0.16	$(0.03)	$0.61

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$784	$364	$333	$(99)	$1,382
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($4)	15	—	—	—	15
Talen litigation costs, net of tax of $1	—	—	—	(4)	(4)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	11	—	—	(4)	7
Earnings from Ongoing Operations	$773	$364	$333	$(95)	$1,375

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.07	$0.50	$0.46	$(0.14)	$1.89
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.03	—	—	—	0.03
Talen litigation costs	—	—	—	(0.01)	(0.01)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	0.02	—	—	(0.01)	0.01
Earnings from Ongoing Operations	$1.05	$0.50	$0.46	$(0.13)	$1.88

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$245	$122	$112	$(34)	$445
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($7)	28	—	—	—	28
U.S. tax reform	3	2	—	(5)	—
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Total Special Items	31	2	(5)	(5)	23
Earnings from Ongoing Operations	$214	$120	$117	$(29)	$422

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.34	$0.17	$0.15	$(0.04)	$0.62
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04	—	—	—	0.04
IT transformation	—	—	(0.01)	—	(0.01)
Total Special Items	0.04	—	(0.01)	—	0.03
Earnings from Ongoing Operations	$0.30	$0.17	$0.16	$(0.04)	$0.59

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$836	$332	$335	$(91)	$1,412
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($27)	103	—	—	—	103
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Total Special Items	106	(7)	(5)	(5)	89
Earnings from Ongoing Operations	$730	$339	$340	$(86)	$1,323

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.19	$0.47	$0.47	$(0.12)	$2.01
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.15	—	—	—	0.15
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Total Special Items	0.15	(0.01)	(0.01)	—	0.13
Earnings from Ongoing Operations	$1.04	$0.48	$0.48	$(0.12)	$1.88

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,114	$411	$431	$(129)	$1,827
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($39)	148	—	—	—	148
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	146	(7)	(5)	(12)	122
Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.57	$0.58	$0.61	$(0.18)	$2.58
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.21	—	—	—	0.21
U.S. tax reform	0.01	—	—	—	0.01
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18
Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40

Reconciliation of PPL's Earnings Forecast
After-tax (Unaudited)
(per share - diluted)

	2019 Forecast
	Midpoint					Forecast Range
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2019	2019
Estimate of Reported Earnings	$1.41	$0.58	$0.60	$(0.18)	$2.41	$2.46	$2.36
Less: Special Items (expense) benefit:(1)
Foreign currency economic hedges	0.03	—	—	—	0.03	0.03	0.03
Talen litigation costs	—	—	—	(0.01)	(0.01)	(0.01)	(0.01)
Other	(0.01)	—	—	—	(0.01)	(0.01)	(0.01)
Total Special Items	0.02	—	—	(0.01)	0.01	0.01	0.01
Forecast of Earnings from Ongoing Operations	$1.39	$0.58	$0.60	$(0.17)	$2.40	$2.45	$2.35

(1) Reflects only special items recorded through September 30, 2019. PPL is not able to forecast special items for future periods.